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                                                                     Exhibit 4.5

                                                            CUSIP


                           RENAISSANCE COSMETICS, INC.

Number

                          11 3/4% SENIOR NOTE DUE 2004

            RENAISSANCE COSMETICS, INC., a Delaware corporation (the "Company"), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $200.0 million dollars on February 15, 2004.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

            Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

            IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

                                       RENAISSANCE COSMETICS, INC.


                                       By:_____________________________________
                                          Title: Secretary


                                       By:_____________________________________
                                          Title: Group Vice President

Dated:

Certificate of Authentication

            This is one of the 11 3/4% Senior Notes due 2004 referred to in the within-mentioned indenture.

                                       UNITED STATES TRUST COMPANY OF
                                          NEW YORK, as Trustee
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                                       By:_____________________________________
                                                 Authorized Signatory
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                                 REVERSE OF NOTE

                           RENAISSANCE COSMETICS, INC.

                          11 3/4% SENIOR NOTE DUE 2004

            1. Interest. Renaissance Cosmetics, Inc., a Delaware corporation (the "Company"), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 11 3/4% per annum. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including February 7, 1997 to but excluding the date on which interest is paid. Interest shall be payable in arrears on each February 15 and August 15 commencing August 15, 1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at a rate of 13 3/4% per annum.

            2. Method of Payment. The Company will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on February 1 or August 1 next preceding the interest payment date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Interest may be paid by check mailed to the Holder entitled thereto at the address indicated on the register maintained by the Registrar for the Notes.

            3. Paying Agent and Registrar. Initially, United States Trust Company of New York (the "Trustee") will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice. Neither the Company nor any of its Affiliates may act as Paying Agent or Registrar.

            4. Indenture. The Company issued the Notes under an Indenture dated as of February 7, 1997 (the "Indenture") among the Company (as defined in the Indenture) and the Trustee. This is one of the Notes of the Company issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code ss.ss. 77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture. The Notes are obligations of the Company limited in aggregate principal amount to $200.0 million. The Indenture limits, among other things, the ability of the Company and its Subsidiaries to: (i) incur additional Indebtedness; (ii) pay dividends and make distributions; (iii) make certain investments;
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(iv) create liens; (v) enter into transactions with affiliates; (vi) issue stock of its Subsidiaries; (vii) enter into agreements restricting the ability of such Subsidiaries to pay dividends and make distributions; (viii) enter into sale and leaseback transactions; (ix) merge or consolidate the Company; (x) transfer or sell assets; and (xi) finance certain acquisitions. These covenants are subject to a number of important exceptions. The Company must report to the Trustee quarterly in compliance with the limitations contained in the Indenture.

            5. Optional Redemption. The Company, at its option, may redeem the Notes, in whole or in part, at any time on or after February 15, 2002 upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount), set forth below, together, in each case, with accrued and unpaid interest to the Redemption Date, if redeemed during the twelve-month period beginning on February 15 of each year listed below:

     Year                                                 Redemption Price
     ----                                                 ----------------
     2002...........................................          103.358%
     2003...........................................          101.679%

            Notwithstanding the foregoing, the Company may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time on or prior to February 15, 2000 at a redemption price equal to 111.75% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date with the Net Proceeds of one or more Public Equity Offerings or Strategic Equity Investments; provided, that at least $130.0 million of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering or Strategic Equity Investment.

            6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his registered address. On and after the Redemption Date, unless the Company defaults in making the redemption payment, interest ceases to accrue on Notes or portions thereof called for redemption.

            7. Offers to Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Company shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.
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            8. Registration Rights. Pursuant to a Registration Rights Agreement
between the Company and CIBC Wood Gundy Securities Corp., as initial purchaser of the Notes, the Company will be obligated to consummate an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Note for Notes of a separate series issued under the Indenture (or a trust indenture substantially identical to the Indenture in accordance with the terms of the Registration Rights Agreement) which have been registered under the Securities Act, in like principal amount and having substantially identical terms as the Notes. The Holders shall be entitled to receive certain additional interest payments in the event such exchange offer is not consummated and upon certain other conditions all pursuant to and in accordance with the terms of the Registration Rights Agreement.

            9. Disbursement of Funds, Escrow Account. The Company has transferred approximately 17.5 million of the net proceeds from the offering of the Notes to the Guarantor in exchange for the Subsidiary Guarantee. The Guarantor has placed such amount into an Escrow Account for the benefit of the holders of the Notes. Until disbursed in accordance with the Escrow Agreement and the Indenture, the Escrow Account is designed to provide security for a portion of the Company's obligations under the Notes for the first two years after the Issue Date. In addition, the Indenture provides that, (i) so long as no Default or Event of Default has occurred and is continuing, the Guarantor is obligated to pay to the Trustee for the benefit of the holders of the Notes, on each interest payment date, an amount equal to the amount of interest then due on $79.0 million aggregate principal amount of the Notes (such amount, the "Interest Portion") and (ii) upon the occurrence and during the continuation of a Default or an Event of Default, the Guarantor must pay the full amount of interest on the Notes at the regular, pre-default rate, as the same becomes due and payable, unless paid from another source. The escrow Agreement provides, among other things, that funds will be disbursed from the Escrow Account (i) on any interest payment date, to pay the Interest Portion and (ii) upon a Default or an Event of Default, to pay the full amount due on the Notes under the Subsidiary Guarantee. Pending such disbursement, the Company will cause all the funds contained in the Escrow Account to be invested in Temporary Cash Investments. Interest earned on these Temporary Cash Investments will be added to the Escrow Account. The Indenture provides that the proceeds of the Escrow Account will be applied first to the payment of interest on the Notes so long as interest thereon is due or will become due under the Notes and that only in the event that interest is no longer due and will not become due (whether because the full principal amount of the Notes is to be repaid or otherwise) will the proceeds of the Escrow Account be applied to principal or premium, if any.

            10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The
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Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes or portion of a Note selected for redemption, or transfer or exchange any Notes for a period of 15 days before a mailing of notice of redemption.

            11. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

            12. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an "abandoned property" law designates another Person.

            13. Amendment, Supplement, Waiver, Etc. The Company, the Guarantor and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistences, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and making any change that does not materially and adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

            14. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article V of the Indenture, the predecessor corporation will, except as provided in Article V, be released from those obligations.

            15. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.1(a)(vi) or (vii) of the Indenture with respect to the Company) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may, by written notice to the Trustee and the Company, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the outstanding Notes shall, declare all principal of and accrued interest on all Notes to be immediately due and payable. If an Event of Default specified in Section 6.1(a)(vi) or (vii) of the Indenture occurs with respect to the Company, the principal amount of and interest on, all Notes shall ipso facto become and be immediately due and payable without any declaration or
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other act on the part of the Trustee or any Holder. Holders may not enforce the
Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

            16. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

            17. No Recourse Against Others. A trustee, director, officer, employee, stockholder or incorporator, as such, of the Company or the Guarantor shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, either directly or through the Company or any successor Person or by virtue of any statute or other rule of law. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

            18. Discharge. The Company's obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

            19. Guarantee; Security. The Note is initially entitled to the benefits of the Subsidiary Guarantee of the Guarantor. Upon the terms and subject to the conditions set forth in the Indenture, the Guarantor has unconditionally guaranteed that the principal of, and premium, if any, interest and Additional Interest, if any, on and any additional amounts, if any, with respect to the Notes will be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on overdue principal premium, if any, and (to the extent permitted by law) interest on any interest or Additional Interest, if any, on the Notes and all other Obligations of the Company to the Holders under the Notes or the Indenture (including fees, expenses or other Obligations) will be promptly paid in full or performed. The Subsidiary Guarantee constitutes a limited guarantee by the Guarantor of all sums due under the Notes limited in amount to the value of the property held in the Escrow Account. The Guarantor shall be released from the Subsidiary Guarantee upon the terms and subject
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to the conditions set forth in the Indenture. Reference is hereby made to
Article X of the Indenture and to Exhibit G to the Indenture for the terms of the Subsidiary Guarantee. The Guarantor's obligations under the Subsidiary Guarantee are secured by a first priority security interest in the Escrow Account and the Temporary Cash Investments held therein.

            20. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

            21. Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SENIOR NOTE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. The Trustee, the Company, the Guarantor and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture or the Notes.

            22. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

            The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

                  RENAISSANCE COSMETICS, INC.
                  955 Massachusetts Avenue
                  Cambridge, Massachusetts  02139
                  Attention:  John R. Jackson
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                                   ASSIGNMENT


I or we assign and transfer this Note to:

      (Insert assignee's social security or tax I.D. number)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

________________________________________________________________________________

________________________________________________________________________________

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

                                   [Check One]

[ ] (a) this Note is being transferred in compliance with the exemption from registration under the Securities Act provided by Rule 144A thereunder.

                                       or

[ ] (b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.17 of the Indenture shall have been satisfied.

Date: _____________________     Your Signature: ________________________________

                                 _______________________________________________
                                 (Sign exactly as your name appears on the other side of this Note)

     Signature Guarantee:        _______________________________________________
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              TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED


            The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.


Dated:  _________________________      _________________________________________
                                       NOTICE: To be executed by
                                               an executive officer
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                       OPTION OF HOLDER TO ELECT PURCHASE


            If you want to elect to have all or any part of this Note purchased by the Company pursuant to Section 4.13 or Section 4.15 of the Indenture, check the appropriate box:

            |_|   Section 4.13            |_|  Section 4.15

            If you want to have only part of the Note purchased by the Company pursuant to Section 4.13 or Section 4.15 of the Indenture, state the amount you elect to have purchased:


$_______________________
    (multiple of $1,000)

Date: _______________________


                                   Your Signature: ____________________________

                                   (Sign exactly as your name appears on the face of this Note)

____________________________
   Signature Guaranteed
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                                    GUARANTEE


            The undersigned (the "Guarantor") hereby unconditionally guarantees, to the extent set forth in the Indenture dated as of February 7, 1997 by and among Renaissance Cosmetics, Inc., as issuer, the Guarantor, as guarantor, and United States Trust Company of New York, as Trustee (as amended, restated or supplemented from time to time the "Indenture"), and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Noteholders or the Trustee, all in accordance with the terms set forth in Article X of the Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

            The obligations of the Guarantor to the Noteholders and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms and limitations of this Subsidiary Guarantee.


                                       RENAISSANCE GUARANTOR, INC.


                                       BY:______________________________________
                                       Name:  John R. Jackson
                                       Title: Vice President